EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 33-55257, 333-28507 and 333-66960) of Union Planters Corporation of our report dated June 28, 2004 relating to the financial statements of Union Planters Corporation 401(k) Retirement Savings Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Memphis, Tennessee

June 30, 2004